CERTIFICATE OF AMENDMENT OF THE
                      AMENDED CERTIFICATE OF INCORPORATION
                                       OF
                           CALIFORNIA PRO SPORTS, INC.


It is hereby certified that:

         1. The name of the corporation (hereinafter called the "corporation") is California Pro Sports, Inc.

         2. The certificate of incorporation of the corporation is hereby amended by striking out Article First and Section A of Article Fourth thereof and by substituting in lieu of said Articles the following new Articles:

                  "FIRST: The name of the corporation is ImaginOn, Inc.

                  "FOURTH: A. The total number of capital stock which the corporation shall have authority to issue is 55,000,000 shares, consisting of 50,000,000 shares of common stock, $.01 par value (the "Common Stock"), and 5,000,000 shares of preferred stock, $.01 par value (the "Preferred Stock").

         3. The amendments of the certificate of incorporation herein certified have been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed on December 17, 1998

                                           /S/ SETH WEISS
                                           ------------------------------------
                                           Seth Weiss, Assistant Secretary